FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS FINANCIAL RESULTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2013.

Clarksville, Indiana—November 15, 2013. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $4.7 million and net income available to common shareholders of $4.5 million, or $1.99 per diluted share, for the year ended September 30, 2013 compared to net income of $4.3 million and net income available to common shareholders of $4.1 million, or $1.85 per diluted share, for the year ended September 30, 2012.

Net interest income after provision for loan losses increased $1.6 million for the year ended September 30, 2013 as compared to the year ended September 30, 2012. Interest income increased $1.2 million when comparing the two years due primarily to an increase in the average balance of interest-earning assets of $68.3 million from $522.7 million for 2012 to $591.0 million for 2013, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.11% for 2012 to 4.75% for 2013. Interest expense decreased $739,000 when comparing the two years due primarily to a decrease in the average cost of interest-bearing liabilities from 1.04% for 2012 to 0.77% for 2013, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $62.7 million from $450.0 million for 2012 to $512.7 million for 2013. The provision for loan losses increased $326,000 from $1.5 million for 2012 to $1.9 million for 2013. Nonperforming loans increased $3.3 million from $5.8 million at September 30, 2012 to $9.1 million at September 30, 2013. The increase in nonperforming loans is due primarily to a single commercial real estate loan with an outstanding balance of $4.0 million that was placed on nonaccrual status as of September 30, 2013 based on regulatory guidance. This loan is classified as a troubled debt restructuring, but the loan was current and performing according to the terms of the note as of September 30, 2013. Net charge-offs were $1.2 million for the year ended September 30, 2013 compared to $1.3 million for the year ended September 30, 2012.

Noninterest income increased $836,000 for the year ended September 30, 2013 as compared to the year ended September 30, 2012. The increase was due primarily to increases in real estate lease income, net gain on sales of loans, and net gain on trading account securities of $317,000, $313,000 and $247,000, respectively, which more than offset a decrease in gain on life insurance of $324,000, representing a gain on a life insurance policy that was recognized during 2012.

Noninterest expenses increased $1.7 million for the year ended September 30, 2013 as compared to the year ended September 30, 2012. The increase was due primarily to increases in compensation and benefits expense and occupancy and equipment expense of $1.4 million and $385,000, respectively, which more than offset decreases in advertising and data processing expense of $160,000 and $157,000, respectively. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases, the addition of employees as a result of the acquisition of four branches from First Federal Savings Bank of Elizabethtown, Inc. (“FFSB”) in July 2012 and increased ESOP compensation expense of approximately $399,000 primarily due to the accelerated repayment of the ESOP loan during the December 2012 quarter. The increase in occupancy and equipment expense is due primarily to the operation of the branches acquired from FFSB and the Bank’s new branch location in New Albany, Indiana, which opened in August 2013. The decrease in data processing expense is due primarily to expenses recognized in 2012 for the acquisition of the four FFSB branches. The decrease in advertising expense was due primarily to a rebranding and advertising campaign for the Bank’s new look and logo in 2012.

The Company recognized income tax expense of $1.8 million for the year ended September 30, 2013, for an effective tax rate of 27.8%, compared to income tax expense of $1.5 million, for an effective tax rate of 25.4%, for the year ended September 30, 2012. The higher effective tax rate for the year ended September 30, 2013 was primarily due to a lower level of tax exempt income for 2013.

Results of Operations for the Three Months Ended September 30, 2013 and 2012

For the three-month period ended September 30, 2013, the Company reported net income of $1.4 million and net income available to common shareholders of $1.3 million, or $0.58 per diluted share, compared to $1.1 million of net income and net income available to common shareholders, or $0.49 per diluted share, for the same period in 2012.

Net interest income after provision for loan losses increased $452,000 for the three months ended September 30, 2013 as compared to the same period in 2012. Interest income decreased $151,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 4.88% for 2012 to 4.62% for 2013, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $21.4 million from $580.9 million for 2012 to $602.3 million for 2013. Interest expense decreased $264,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 0.94% for 2012 to 0.71% for 2013, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $17.6 million from $503.2 million for 2012 to $520.8 million for 2013. The provision for loan losses decreased $339,000 from $635,000 for 2012 to $296,000 for 2013 due primarily to a decrease in net charge-offs, which totaled $93,000 for the three months ended September 30, 2013 compared to $624,000 for the same period in 2012.

Noninterest income increased $247,000 for the three months ended September 30, 2013 as compared to the same period in 2012. The increase was due primarily to increases in real estate lease income and other income of $127,000 and $88,000, respectively, which more than offset a decrease in service charges on deposit accounts of $60,000.

Noninterest expenses increased $335,000 for the three months ended September 30, 2013 as compared to the same period in 2012. The increase was due primarily to increases in compensation and benefits expense and occupancy and equipment expense of $199,000 and $140,000, respectively, which more than offset a decrease in other operating expenses of $59,000. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases and the addition of employees as a result of the acquisition of the FFSB branches. The increase in occupancy and equipment expense is due primarily to the operation of the branches acquired from FFSB and the Bank’s new branch location in New Albany, Indiana.

The Company recognized income tax expense of $573,000 for the three months ended September 30, 2013, for an effective tax rate of 29.5%, compared to income tax expense of $437,000, for an effective tax rate of 27.7%, for the same period in 2012. The higher effective tax rate for the period ended September 30, 2013 was primarily due to a lower level of tax exempt income for 2013.

Comparison of Financial Condition at September 30, 2013 and September 30, 2012

Total assets increased $21.5 million from $638.9 million at September 30, 2012 to $660.5 million at September 30, 2013. Investment securities, net loans and cash surrender value of life insurance increased $9.8 million, $19.3 million and $4.4 million, respectively, while cash and cash equivalents decreased $16.5 million from September 30, 2012 to September 30, 2013. Borrowings from Federal Home Loan Bank increased by $36.3 million and total deposits decreased $16.5 million.

Stockholders’ equity decreased $673,000 from $82.9 million at September 30, 2012 to $82.3 million at September 30, 2013, due primarily to a $4.1 million decrease in other comprehensive income as a result of a decrease in net unrealized gains on securities available for sale, which is due to changes in the yield curve and long-term rate forecasts, and which more than offset retained net income of $2.9 million. At September 30, 2013, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fifteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
YEARS ENDED SEPTEMBER 30, 2013 AND 2012

	Three Months Ended		Years Ended
	September 30,		September 30,
OPERATING DATA:	2013	2012	2013	2012
(In thousands, except share and per share data)

Total interest income	$6,725	$6,876	$27,175	$25,994
Total interest expense	922	1,186	3,936	4,675

Net interest income	5,803	5,690	23,239	21,319
Provision for loan losses	296	635	1,858	1,532

Net interest income after provision for loan losses	5,507	5,055	21,381	19,787

Total noninterest income	1,298	1,051	4,258	3,422
Total noninterest expense	4,863	4,528	19,132	17,464

Income before income taxes	1,942	1,578	6,507	5,745
Income tax expense	573	437	1,811	1,458

Net Income	$1,369	$1,141	$4,696	$4,287

Less: Preferred stock dividends declared	(43)	(43)	(171)	(171)

Net Income available to common shareholders	$1,326	$1,098	$4,525	$4,116

Net Income per share, basic	$0.61	$0.50	$2.09	$1.90
Weighted average common shares outstanding, basic	2,182,833	2,175,619	2,168,770	2,163,552

Net Income per share, diluted	$0.58	$0.49	$1.99	$1.85
Weighted average common shares outstanding, diluted	2,289,305	2,247,823	2,269,063	2,230,188

Performance ratios (three-month ratios annualized):
Return on average assets	0.83%	0.71%	0.72%	0.75%
Return on average equity	6.70%	5.57%	5.63%	5.42%
Return on average common stockholders' equity	8.48%	7.03%	7.09%	6.92%
Interest rate spread	3.91%	3.94%	3.98%	4.07%
Net interest margin	4.01%	4.06%	4.09%	4.22%
Efficiency ratio	68.48%	67.17%	69.58%	70.59%

	September 30,	September 30,
FINANCIAL CONDITION DATA:	2013	2012
(Dollars in thousands, except per share data)

Total assets	$660,455	$638,913
Cash and cash equivalents	22,315	38,791
Investment securities	173,794	163,953
Gross loans	413,913	393,973
Allowance for loan losses	5,538	4,906
Earning assets	600,776	570,285
Goodwill	7,936	7,936
Core deposit intangibles	2,069	2,413
Deposits	477,726	494,234
FHLB borrowings	89,348	53,062
Total liabilities	578,202	555,987
Stockholders' equity	82,253	82,926

Book value per common share	28.32	28.25
Tangible book value per common share	23.97	23.80

Non-performing assets:
Nonaccrual loans	8,893	4,089
Accruing loans past due 90 days	164	1,743
Troubled debt restructurings classified as performing loans	5,930	6,811
Foreclosed real estate	799	1,481
Other nonperforming assets	2	-

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.32%	1.23%
Allowance for loan losses as a percent of
nonperforming loans	61.15%	84.12%
Nonperforming loans as a percent of total loans	2.17%	1.46%
Nonperforming assets as a percent of total assets	2.39%	2.21%